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                                                                   EXHIBIT 10.72

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of May, 8, 2002, by and between Robert J. Wenzel, an individual resident of the State of Minnesota ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation ("Employer");

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1         EMPLOYMENT.

         Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Chief Operating Officer of Employer and will be responsible for the operating plans, policies, and profitability of the total company, subject to the direction of the Chief Executive Officer, the Board of Directors, or the Executive Committee, with specific duties to include those matters set forth in Exhibit "A" attached hereto. Employee agrees to devote his full business time and best efforts to the performance of such duties and other duties that the Chief Executive Officer or the Board of Directors of Employer (the "Board of Directors") or the Executive Committee may assign to Employee from time to time, and will report to the Chief Executive Officer.

         SECTION 2         TERM OF EMPLOYMENT.

         The term of Employee's employment hereunder (the "Term") shall be from May 8, 2002 (the "Effective Date") until termination upon the occurrence of any of the following events, provided that the Term shall expire on December 31, 2002 if not previously terminated:

                  (A) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) consecutive months during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

                  (B) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause". For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (i) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, or


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embezzlement, (ii) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or a subsidiary of Employer, or in misconduct or unlawful or improper activities materially damaging to the business of Employer or a subsidiary of Employer, or (iii) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, provided, that Employee will be given the opportunity to explain his position in the matter at a meeting of the Board of Directors of Employer prior to any termination under this clause (iii), or (iv) if Employee wilfully neglects or breaches his duties or engages in intentional misconduct in discharging his duties as an officer and employee of Employer;

                  (C) The termination of this Agreement by Employee upon at least ninety (90) days prior written notice;

                  (D) The termination of this Agreement by Employer without cause upon at least thirty (30) days prior written notice; or

                  (E) The termination of this Agreement by mutual written agreement of Employer and Employee.

         SECTION 2A        EXTENSION OF TERM OF EMPLOYMENT.

         Employer and Employee will commence discussions and negotiations no later than September 30, 2002 for an extension of the Term hereunder on the following terms and will conclude negotiations no later than November 1, 2002:

                  (A)      A one year term for the extension.

                  (B) Employee would be both Chief Operating Officer and President of Employer during the renewal term;

                  (C) Base salary during the renewal term would be $225,000;

                  (D) Under such renewal, options under the Plan (as defined below) would vest as provided in Section 4 below; and

                  (E) Employee would be entitled to receive a bonus for the one year renewal term of (i) seventy-five percent (75%) of the base salary, during the renewal term if the MBOs established for Employee by the Chief Executive Officer and the Executive Committee of the Board of Directors for fiscal 2003 are satisfied and (ii) an additional twenty-five percent (25%) of base salary if such MBOs are exceeded by five percent (5%) or more for fiscal 2003, payable when the financial statements for 2003 are finalized and approved by the Audit Committee of the Board of Directors.


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         SECTION 3         COMPENSATION.

                  3.1 TERM OF EMPLOYMENT. Employer will provide Employee with the following salary, expense reimbursement, and additional employee benefits during the term of employment hereunder:

                           (A) SALARY. Employee will be paid a salary (the "Salary") of no less than Two Hundred Thousand Dollars ($200,000.00) per annum, less deductions and withholdings required by applicable law, prorated during the Term. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated).

                           (B) BONUS. Employee will receive a bonus of Sixty-Five Thousand Dollars ($65,000.00) if the MBOs established for Employee by the Chief Executive Officer and the Executive Committee of the Board of Directors for the third and fourth quarters of 2002 are satisfied. Such bonus will be payable when the financial statements for the fourth quarter of 2002 are finalized and approved by the Audit Committee of the Board of Directors.

                           (C) CAR ALLOWANCE. Employer shall provide Employee with a monthly automobile allowance of Nine Hundred Dollars ($900.00) with no reimbursement for any rental car expense.

                           (D) VACATION. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement commencing with the year 2002 with partial calendar years prorated. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                           (E) EXPENSES. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer. Reimbursement requests will comply with the Employer's procedures and policies and must be approved by the Chief Executive Officer.



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                           (F)      BENEFIT PLANS. Employee may participate in
                                    such medical, dental, disability,
                                    hospitalization, life insurance, and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of its senior managers (excluding Marshall B. Hunt and William E. Peterson, Jr.), on the terms and subject to the conditions set forth in such plans, including without limitation Employer's 401(k) Plan.

                           (G) COMMUTING EXPENSES AND APARTMENT. Employer shall provide Employee with a monthly commute expense allowance of One Thousand Dollars ($1,000.00) for all expenses incurred by Employee in commuting from and to his home in Minnesota. Employer will make available to Employee its apartment in Manchester for use by Employee prior to his permanent move to Georgia.

                  3.2 EFFECT OF TERMINATION. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of Termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. If Employee's employment hereunder is terminated by Employer without good cause after June 30, 2002, Employee shall be deemed to have earned any bonus payable with respect to the quarter in which the Termination Date occurs on a prorated basis (with the bonus calculated as of the end of the quarter in which the Termination Date occurs and with proration through the Termination Date).

                  If Employee's employment hereunder is terminated by Employer pursuant to Section 2(d) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to
Section 3.1(a) during the Termination Period (as defined below) in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to receive his automobile allowance and to have Employer pay his individual premiums for his COBRA health insurance benefits during the applicable Termination Period without any additional expense to Employee. The "Termination Period" shall mean a period that commences on the Termination Date and continues thereafter through December 31, 2002.

         SECTION 4         OPTIONS UNDER INCENTIVE STOCK PLAN.

         The Executive Committee of the Board of Directors of the Employer will grant to Employee options to purchase 225,000 shares of common stock of Employer under and subject to Employer's 1998 Stock Incentive Plan (the "Plan"), and Employer will use its best efforts to finalize such grant on Employee's initial day of employment hereunder; provided, however, that



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such grant shall be conditioned upon the approval of an increase in the number of shares authorized under the Plan from 1,400,000 to 6,000,000 shares by the shareholders of Employer at the 2002 annual meeting of shareholders. Under the Plan, the option price will be the closing stock price on the day the options are granted by the Executive Committee. The options will vest on the following schedule under the Plan: 100,000 shares shall vest and become exercisable under and subject to the Plan on December 31, 2002 if Employee is an employee of Employer on such date. In the event that the Term is renewed pursuant to Section 2A above, then the remaining option for 150,000 shares shall vest and become exercisable under and subject to the Plan in increments as follows: one-third (_) on December 31, 2003 if Employee is an employee of Employer on such date, one-third (_) on December 31, 2004 if Employee is an employee of Employer on such date, and the remaining one-third (_) on December 31, 2005 if Employee is an employee of Employer on such date.

         SECTION 5         NON-COMPETE COVENANTS.

         During the twelve (12) month period after Employee's employment with Employer has ended (for whatever reason), Employee shall not, within the United States, engage in manufacturing, selling, or distributing medical products that compete with medical products sold by Employer during the last six (6) months of Employee's employment with Employer, on behalf of any manufacturer or distributor whose products compete with Employer's products. During the eighteen
(18) month period after Employee's employment with Employer has ended (for whatever reason), Employee shall not, on his own behalf or on behalf of others, hire or solicit for employment any person who at the time of such hiring or solicitation is an employee of Employer.



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         SECTION 6         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  6.1 TRADE SECRETS. During the term of the Employee's employment by the Employer and after the termination of such employment, whether such termination is by the Employee or the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Trade Secrets belonging to the Employer or any third party whose Trade Secrets are in the possession of the Employer.

                  6.2 CONFIDENTIAL INFORMATION. During the term of the Employee's employment by the Employer and for a period of two (2) years after termination of such employment, whether such termination is by the Employee or by the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Confidential Information belonging to the Employer or any third party whose Confidential Information is in the possession of the Employer.

                  6.3 DELIVERY OF INFORMATION. Upon request of the Employer and in any event upon the termination of employment with the Employer, the Employee shall deliver to the Employer all memoranda, notes, records, tapes, documentation, disks, manuals, files, or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in the Employee's possession, whether made or compiled by the Employee or furnished to the Employee by the Employer.

                  6.4 DEFINITION OF TRADE SECRETS. For purposes of this Agreement, "Trade Secrets" shall refer to the trade secrets of the Employer as that term is defined in the Official Code of Georgia Annotated, ss.10-1-761, as amended from time to time. Trade Secrets also include any information described herein which the Employer obtains from a third party, which Employer or such third party treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Employer.

                  6.5 DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any data or information, other than Trade Secrets, that is of value to the Employer and is not generally known to competitors of the Employer and that is treated by the Employer as confidential (whether or not such material or information is marked "confidential"). To the extent consistent with the foregoing and to the extent not Trade Secrets, Confidential Information includes, but is not limited to, lists of any information about the Employer's executives and employees, marketing techniques, price lists, pricing policies, business methods, manufacturing processes and records, regulatory files and information, supplier and vendor information and contracts, and financial information. Confidential Information also includes any information described in this paragraph which the Employer obtains from a third party, which the Employer or the third party treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Employer.



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                  6.6      DEFINITION OF EMPLOYER.  For purposes of this Section
6, the term Employer shall include Horizon and its subsidiaries.

                  6.7 INVENTIONS. Any invention developed by Employee during the course of his employment while working at Employer shall be the sole property of Employer, and Employee agrees to execute an appropriate assignment instrument upon request by Employer transferring all rights in any such invention to Employer.

         SECTION 7         MISCELLANEOUS.

                  7.1 SEVERABILITY. The covenants in this covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such unvalid or unenforceable provision were omitted.

                  7.2      NOTICES.

                           EMPLOYER:        Horizon Medical Products, Inc.
                                            ATTN:  CHIEF EXECUTIVE OFFICER
                                            Seven North Parkway Square
                                            4200 Northside Parkway, N.W.
                                            Atlanta, Georgia  30327

                           EMPLOYEE:        Robert J. Wenzel
                                            13822 Holyoke Lane
                                            Apple Valley, Minnesota  55124

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  7.3 BINDING EFFECT. This Agreement inures to the benefit of, and is binding upon, Employer and its successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  7.4 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements,


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and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  7.5 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  7.6 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.7 SPECIFIC PERFORMANCE. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in Section 5 or 6 of this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  7.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  7.9 DISPARAGEMENT. During the term of this Agreement and thereafter, Employee shall not disparage Employer or its products, officers, Directors, or employees, and Employer shall not disparage Employee.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    HORIZON MEDICAL PRODUCTS, INC.




                                    By:       /s/ Marshall B. Hunt
                                          ---------------------------
                                          Marshall B. Hunt,
                                          Chief Executive Officer


                                    EMPLOYEE:



                                              /s/ Robert J. Wenzel
                                          ---------------------------
                                          Robert J. Wenzel



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                       Exhibit "A" to Employment Agreement


Specific duties include the following:

         -        Achievement of sales and profit objectives for Horizon

         -        Compliance with the policies and procedures of Horizon

         -        Utilization and direction of the manufacturing division

         -        Utilization and direction of sales and marketing of Horizon

         - Successful development, introduction, and management of new products and processes

         - Build long-term relationships with employees, customers, and vendors